UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 24, 2013

Codexis, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive Redwood City, CA 94063 (Address of Principal Executive Offices)		94063 (Zip Code)
(650) 421-8100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On July 24, 2013, Codexis, Inc. (the "Company") entered into a Transition and Separation Agreement (the “Transition and Separation Agreement”) with David L. Anton, the Company's former Senior Vice President, BioIndustrials. Pursuant to the Transition and Separation Agreement, Dr. Anton will be employed by the Company in the position of Advisor to CEO between June 1, 2013 and August 31, 2013 (the "Transition Period"). During the Transition Period, Dr. Anton will receive his current base salary ($27,895.84 per month), and the options to purchase Common Stock of the Company previously granted to Dr. Anton under the Company’s equity incentive plans will continue to vest in accordance with their existing terms. Dr. Anton provided a release of claims in connection with the execution of the Transition and Separation Agreement.
After the Transition Period, in exchange for a full general release of claims and compliance with the terms of the Transition and Separation Agreement, including the terms of the Confidential Information, Secrecy, and Invention Agreement entered into between Dr. Anton and the Company, as of March 24, 2008, Dr. Anton will receive: six bi-monthly severance payments of $13,948 per payment, less required withholding taxes; a lump sum payment of $61,800, which represents Dr. Anton’s pro rata bonus for fiscal year 2013, less required withholding taxes; and payment for COBRA premiums necessary to continue medical, dental and vision coverage for Dr. Anton and his covered dependents until the earlier of November 30, 2013 or the date Dr. Anton becomes eligible for comparable coverage under another employer’s plans.
The foregoing is only a summary of the material terms of the Transition and Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Transition and Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 26, 2013

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Name:	Douglas T. Sheehy
Title:	Senior Vice President, General Counsel and Secretary